Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock(2)(3)	1,400,000	$1.51	$2,114,000	$312.03
Total	1,400,000		$2,114,000	$312.03

(1) The price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. Our estimate is based on the average of the high and low prices for our common stock as reported on the OTCQB on November 6, 2023.

(2) We are registering up to 1,400,000 shares of our common stock that are issued or issuable pursuant to the Advisory and Consultancy Agreement between United Express Inc. and Callum Arthur Michael Laing, dated October 1, 2023 (the “Laing Advisory Agreement”). All of the shares issuable under the Laing Agreement are being registered under this registration statement on Form S-8.

(3) An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act